IDEX II SERIES FUND
                     ON BEHALF OF IDEX II BALANCED PORTFOLIO

                  MANAGEMENT AND INVESTMENT ADVISORY AGREEMENT


     This Agreement, entered into as of September 30, 1994, is between IDEX II SERIES FUND, a Massachusetts business trust (referred to herein as the "Fund"), and IDEX MANAGEMENT, INC., a Delaware corporation (referred to herein as "Idex Management") to provide certain management and investment advisory services to a certain series of shares of beneficial interest in the Trust, namely, IDEX II Series Fund Balanced Portfolio (the "Portfolio").

     The Fund is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the "1940 Act"), and consists of more than one series of shares, including the Portfolio. In managing the Portfolio, as well as in the conduct of certain of its affairs, the Fund wishes to have the benefit of the investment advisory services of Idex Management and its assistance in performing certain management, administrative and promotional functions. Idex Management desires to furnish such services and to perform the functions assigned to it under this Agreement for the considerations provided. Accordingly, the parties have agreed as follows:

     1. Appointment. The Fund hereby appoints Idex Management as the Portfolio's investment adviser and administrator for the period and on the terms set forth in this Agreement. Idex Management accepts such appointment and agrees to render or cause to be rendered the services set forth for the compensation herein specified. In all matters relating to the performance of this Agreement, Idex Management will act in conformity with the Fund's Declaration of Trust, Bylaws and registration statement applicable to the Portfolio and with the instructions and direction of the Board of Trustees of the Fund, and will conform to and comply with the 1940 Act and all other applicable federal or state laws and regulations.

     2. Investment Advisory Services. In its capacity as investment adviser to the Portfolio, Idex Management shall have the following responsibilities:

     (a) to furnish continuous advice and recommendations to the Fund as to the acquisition, holding or disposition of any or all of the securities or other assets which the Portfolio may own or contemplate acquiring from time to time, consistent with the Fund's Declaration of Trust and the Portfolio's investment objectives and policies adopted and declared by the Board of Trustees and stated in the Portfolio's current Prospectus;

     (b) to cause the officers of Idex Management to attend meetings and furnish oral or written reports, as the Fund may reasonably require, in order to keep the Trustees and appropriate officers of the Fund fully informed as to the conditions of the investment portfolio of the Portfolio, the investment recommendations of Idex Management, and the investment considerations which have given rise to those recommendations; and

     (c) to supervise the purchase and sale of securities as directed by the appropriate officers of the Fund, including the selection of brokers and dealers to execute such transactions, consistent with paragraph 8 hereof.

     It is understood and agreed that Idex Management intends to enter into an Investment Counsel Agreement with Janus Capital Corporation ("Janus Capital"), a Colorado corporation, under which Janus Capital will furnish investment information and advice to assist Idex Management in carrying out its responsibilities under this Section 2. The compensation to be paid to Janus Capital for such services and the other terms and conditions under which the services shall be rendered by Janus Capital shall be set forth in the Investment Counsel Agreement; provided, however, that such Agreement shall be approved by the Board of Trustees and, as may be required, by the holders of the outstanding voting securities of the Portfolio in accordance with the requirements of
Section 15 of the 1940 Act, and shall otherwise be subject to, and contain such provisions as shall be required by, the 1940 Act.

     3. Management and Administrative Services. Idex Management shall furnish or make available to the Portfolio the services of executive and management personnel to supervise the performance of all administrative, recordkeeping, shareholder relations, regulatory reporting and compliance, and all other functions of the Portfolio (other than the investment advisory services provided for in Section 2), including supervising and coordinating the services of the Portfolio's custodian and transfer agent. Idex Management shall also assist in the preparation of reports to shareholders of the Portfolio and prepare sales literature promoting sale of the Portfolio shares as requested by the Fund.

     It is understood and agreed that Idex Management intends to enter into an Administrative Services Agreement with InterSecurities, Inc.) (the "Distributor"), a Delaware corporation, under which the Distributor will furnish management and administrative personnel and services to assist Idex Management in carrying out its responsibilities under this Section 3. The compensation to be paid to the Distributor for such services and the other terms and conditions under which the services shall be rendered by the Distributor shall be set forth in the Administrative Services Agreement.

     4. Allocation of Expenses. During the term of this Agreement, the Portfolio will bear all expenses not expressly assumed by Idex Management incurred in the operation of the Portfolio and the offering of its shares. Without limiting the generality of the foregoing:

     (a) The Portfolio shall pay (i) fees payable to Idex Management pursuant to this Agreement; (ii) the cost (including brokerage commissions, if any) incurred in connection with purchases and sales of the Portfolio's securities; (iii) expenses of organizing the Portfolio; (iv) filing fees and expenses relating to registering and qualifying and maintaining the registration and qualification of Portfolio shares for sale under federal and state securities laws; (v) its allocable share of the compensation, fees and reimbursements paid to the Trust's non-interested Trustees; (vi) custodian and transfer agent fees; (vii) legal and accounting expenses allocable to the Portfolio, including costs of local representation in Massachusetts and fees of special counsel, if any, for the independent Trustees; (viii) all federal, state and local tax (including stamp, excise, income and franchise taxes and the preparation and filing of all returns and reports in connection therewith; (ix) cost of certificates and delivery to purchasers; (x) expenses of shareholders' meetings and of preparing, printing and distributing proxy statements (unless otherwise agreed to by the Trust and Idex Management); (xi) expenses of preparing and filing reports with federal and state regulatory authorities; (xii) costs of any liability, uncollectible items of deposit and other insurance or fidelity bonds; (xiii) any costs, expenses or losses arising out of any liability of or claim for damage or other relief asserted against the Trust for violation of any law; (xiv) expenses of preparing, typesetting and printing prospectuses and supplements thereto for existing shareholders and of reports and statements to shareholders; (xv) fees and expenses in connection with membership in investment company organizations; and (xvi) any extraordinary expenses incurred by the Trust on behalf of the Portfolio.

     (b) Idex Management shall pay (i) all expenses incurred by it in the performance of its duties under this Agreement; and (ii) compensation, fees and expenses of officers and Trustees of the Trust, except for such Trustees who are not interested persons (as defined in the 1940 Act) of Idex Management;

     (c) Idex Management will advance for the account of the Portfolio all expenses of the Portfolio's initial organization and registration with federal and state regulatory authorities, including related legal and auditing fees and typesetting of the prospectus, all of which expenses will be amortized in equal daily amounts and repaid by the Portfolio without interest in equal annual installments over five years commencing on the effective date of the Trust's registration statement applicable to the Portfolio;

     (d) If, for any fiscal year, the total expenses of the Portfolio, including but not limited to: the fees to Idex Management, compensation to its custodian, transfer agent, registrar, auditors and legal counsel, printing expense, and fees, compensation and expenses to Trustees who are not interested persons, exceed any expense limitation imposed by applicable state law, Idex Management shall reimburse the Portfolio for such excess in the manner and to the extent required by applicable state law; provided, however, that Idex Management shall reimburse the Portfolio for the amount of such expenses which exceed 2-1/2% of the Portfolio's average daily net assets for the first fiscal year, and 1-1/2% thereafter. For purposes of this sub-paragraph, "total expenses" shall not include interest, taxes, litigation expenses, brokerage commissions or other costs incurred in acquiring or disposing of any of the Portfolio's portfolio securities, expenses incurred pursuant to the Portfolio's Plan of Distribution under Rule 12b-1 of the Investment Company Act of 1940, or any costs arising other than in the ordinary and necessary course of the Portfolio's business.

     5. Obligations of Fund. The Fund shall have the following obligations under this Agreement:

     (a) to keep Idex Management continuously and fully informed as to the composition of its investment portfolio of the Portfolio and the nature of all of its assets and liabilities from time to time;

     (b) to furnish Idex Management with a certified copy of any financial statement or report prepared for the Portfolio by certified or independent public accountants, and with copies of any financial statements or reports made to its shareholders or to any governmental body or securities exchange;

     (c) to furnish Idex Management with any further materials or information which Idex Management may reasonably request to enable it to perform its functions under this Agreement; and

     (d) to compensate Idex Management for its services in accordance with the provisions of Section 6 hereof.

     6. Compensation. The Portfolio shall pay to Idex Management for its services a fee, computed daily and paid monthly, payable on the last day of each month during which or part of which this Agreement is in effect, equal to 1.00% of the first $750 million of the Portfolio's average daily net assets, 0.9% of the next $250 million of the Portfolio's average daily net assets, and 0.85% of the average daily net assets of the Portfolio in excess of $1 billion. For the month during which this Agreement becomes effective and the month during which it terminates, however, there shall be an appropriate proration of the fee payable for such month based on the number of calendar days of such month during which this Agreement is effective.

     7. Treatment of Investment Advice. With respect to the Portfolio, the Fund shall treat the investment advice and recommendations of Idex Management as being advisory only, and shall retain full control over its own investment policies. However, the Trustees of the Fund may delegate to the appropriate officers of the Fund, or to a committee of Trustees, the power to authorize purchases, sales or other actions affecting the Portfolio in the interim between meetings of the Trustees, provided such action is consistent with the established investment policy of the Trustees and is reported to the Trustees at their next meeting.

     8. Brokerage Commissions. For purposes of this Agreement, brokerage commissions paid by the Portfolio upon the purchase or sale of its portfolio securities shall be considered a cost of securities of the Portfolio and shall be paid by the Portfolio. Idex Management is authorized and directed to place the Portfolio's securities transactions, or to delegate to Janus Capital the authority and direction to place the Portfolio's securities transactions, only with brokers and dealers who render satisfactory service in the execution of orders at the most favorable prices and at reasonable commission rates; provided, however, that Idex Management or Janus Capital, may pay a broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if Idex Management or Janus Capital determines in good faith that such amount of commission was reasonable in relation to the value of the brokerage and research services, provided by such broker or dealer viewed in terms of either that particular transaction or the overall responsibilities of Idex Management or Janus Capital. Idex Management and Janus Capital are also authorized to consider sales of Portfolio shares (which shall be deemed to include also shares of other registered investment companies with the same investment adviser) by a broker-dealer or the recommendation of a broker-dealer to its customers that they purchase Portfolio shares as a factor in selecting broker-dealers to execute the Portfolio's securities transactions, provided that in placing portfolio business with such broker-dealers, Idex Management and Janus Capital shall seek the best execution of each transaction and all such brokerage placement shall be consistent with the Rules of Fair Practice of the National Association of Securities Dealers, Inc. Notwithstanding the foregoing, the Trust shall retain the right to direct the placement of all securities transactions of the Portfolio, and the Trustees may establish policies or guidelines to be followed by Idex Management and Janus Capital in placing portfolio transactions for the Portfolio pursuant to the foregoing provisions. Idex Management shall report on the placement of portfolio transactions each quarter to the Trustees of the Trust.

     9. Purchases by Affiliates. Neither Idex Management nor any officer or Director thereof shall take a long or short position in the securities issued by the Portfolio. This prohibition, however, shall not prevent the purchase from the Portfolio of shares issued by the Fund on behalf of the Portfolio, by the officers or Directors of Idex Management (or by deferred benefit plans established for their benefit) at the current price available to the public, or at such price with reductions in sales charge as may be permitted by the Portfolio's current prospectus, in accordance with Section 22(d) of the 1940 Act.

     10. Term. This Agreement shall continue in effect, unless sooner terminated in accordance with its terms, for an initial term ending April 22, 1995, and shall continue in effect from year to year thereafter provided such continuance is specifically approved at least annually by the vote of a majority of the Trustees of the Fund who are not parties hereto or interested persons (as that term is defined in Section 2(a)(19) of the 1940 Act, as amended) of any such party, cast in person at a meeting called for the purpose of voting on the approval of the terms of such renewal, and by either the Trustees of the Fund or the affirmative vote of a majority of the outstanding voting securities of the Portfolio (as that phrase is defined in Section 2(a)(42) of the 1940 Act.

     11. Termination. This Agreement may be terminated at any time, without penalty, by the Trustees of the Fund or by the shareholders of the Portfolio acting by vote of at least a majority of its outstanding voting securities (as that phrase is defined in Section 2(a)(42) of the 1940 Act), provided in either case that 60 days' written notice of termination be given to Idex Management at its principal place of business. This Agreement may be terminated by Idex Management at any time by giving 60 days' written notice of termination to the Fund, addressed to its principal place of business.

     12. Use of Name. If this Agreement is terminated and Idex Management no longer serves as investment adviser to the Portfolio, Idex Management reserves the right to withdraw from the Fund the use of the name "IDEX" with respect to the Portfolio or any name misleadingly implying a continuing relationship between the Portfolio and Idex Management or any of its affiliates.

     13. Liability of Idex Management. Idex Management may rely on information reasonably believed by it to be accurate and reliable. Except as may otherwise be provided by the 1940 Act, neither Idex Management nor its officers, directors, employees or agents shall be subject to any liability to the Fund or the Portfolio or any shareholder of the Portfolio for any error of judgment, mistake of law or any loss arising out of any investment or other act or omission in the course of, connected with or arising out of any service to be rendered hereunder, except by reason of willful misfeasance, bad faith or gross negligence in its performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement.

     14. Assignment. This Agreement shall terminate automatically in the event of any assignment (as the term is defined in Section 2(a)(4) of the 1940 Act) of this Agreement.

     15. Amendments. This Agreement may be amended only with the approval by the affirmative vote of a majority of the outstanding voting securities of the Portfolio (as that phrase is defined in Section 2(a)(42) of the 1940 Act) and the approval by the vote of a majority of Trustees of the Fund who are not parties hereto or interested persons (as that phrase is defined in Section 2(a)(19) of the 1940 Act) of any such party, cast in person at a meeting called for the purpose of voting on the approval of such amendment.

     16. Prior Agreements. This Agreement supersedes all prior agreements between the parties relating to the subject matter hereof, and all such prior agreements are deemed terminated upon the effectiveness of this Agreement.

     17. Limitation of Liability. A copy of the Fund's Declaration of Trust is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that this Agreement is executed on behalf of the Trustees as Trustees of the Fund and not individually, and that the obligations under this Agreement are not binding upon any of the Trustees, officers, shareholders, agents or employees of the Fund individually, but binding only upon the assets and property of the Portfolio.

ATTEST:                            IDEX MANAGEMENT, INC.

/s/ William H. Geiger                   /s/ G. John Hurley
__________________________         By:  __________________________
William H. Geiger, Secretary            G. John Hurley
                                        President and Chief Executive Officer


ATTEST:                            IDEX II SERIES FUND

/s/ Becky A. Ferrell                    /s/ John R. Kenney
__________________________         By:  __________________________
Becky A. Ferrell, Secretary             John R. Kenney
                                        Chairman of the Board